                                                                     EXHIBIT 5.0


                                   Law Offices
                            KELLEY DRYE & WARREN LLP
                             1200 19TH Street, N.W.
                                    Suite 500
                             Washington, D.C. 20036
                            Telephone (202) 955-9600

                                  June 7, 2001


Board of Directors
R&G Financial Corporation
280 Jesus T. Pinero Avenue
Hato Rey, Puerto Rico 00918

Selling Shareholders
c/o Victor J. Galan
Attorney-in-Fact
R&G Financial Corporation
280 Jesus T. Pinero Avenue
Hato Rey, Puerto Rico 00918

      Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), as of the date hereof (the "Registration Statement"), of up to 4,600,000 shares of Class B common stock, par value $0.01 per share ("Class B common stock") of R&G Financial Corporation, a Puerto Rico corporation (the "Corporation"), we have been requested to render our opinion as your special counsel as to the validity of the Class B common stock. We understand that an aggregate of up to 2,300,000 of the shares of Class B common stock are proposed to be issued by the Corporation and up to an aggregate of 2,300,000 of the shares of Class B common stock, upon conversion of the same number of shares of Class A common stock, are proposed to be issued by the Selling Stockholders named in the Form S-3 Registration Statement.

         In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied as to all matters of fact upon written or oral representations of certificates of officers of the Corporation and public officials, and we have assumed the accuracy of all statements of fact therein without any independent investigation thereof.

         The opinion which we render herein is limited to those matters governed by the federal laws of the United States as of the date hereof. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We are members of the District of Columbia bar and do not express any opinion as to the laws of any other jurisdiction. In rendering the opinion herein, we have relied with your permission on the opinion of McConnell Valdes of even date herewith with respect to the corporation laws of the Commonwealth of Puerto Rico. We express no opinion as to compliance with Puerto Rico securities or "blue sky" laws and the opinions set forth herein are qualified in that respect.

         Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that, when the Registration Statement has become effective under the Act and the Class B common stock has been issued and delivered as contemplated in the Registration Statement, the shares of the Class B common stock will have been duly authorized and validly issued and will be fully paid and non-assessable when delivered against payment therefore.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                    Very truly yours,


                                    /s/ Kelley Drye & Warren LLP
                                    ----------------------------
                                    KELLEY DRYE & WARREN LLP